Exhibit 18

TERAWULF INC.

IRREVOCABLE VOTING PROXY

THIS IRREVOCABLE VOTING PROXY (this “Proxy”) is effective as of the date first written below and is made by JUSTIN RUSSELL, as Trustee of the JOSEPH INVESTMENT TRUST, dated June 8, 2021 (the “Investor”), with respect to the voting of shares of capital stock of TeraWulf Inc., a Delaware corporation (the “Company”).

WHEREAS, the Investor is a holder of 1,252,244 shares of the common stock, par value $0.001 per share, of the Company (the “Common Stock”) transferred to the Investor pursuant to that certain Written Action by Members of Bayshore Capital LLC and Stock Transfer Power, each dated as of March 15, 2022 (collectively, the “Transfer Agreement”), by and between the Investor and Bayshore Capital LLC, a Puerto Rico limited liability company (“Bayshore”);

WHEREAS, the Investor wishes to appoint Stammtisch Investments LLC, a Delaware limited liability company (“Stammtisch”), as proxy and attorney in fact with respect to the voting of all of the Investor’s shares of the Common Stock and any common stock or other capital stock of the Company (or capital stock of any applicable successor entity to the Company by way of merger, consolidation, reorganization or similar transaction into which the Common Stock may convert or for which such shares may be exchanged) on all matters submitted to the Company’s applicable stockholders (or holders of capital stock of any applicable successor entity to the Company by way of merger, consolidation, reorganization or similar transaction) subsequent to the date of this Proxy with respect to which such holders of the capital stock of the Company (or holders of capital stock of any applicable successor entity to the Company) are entitled to vote or take action, as further defined below and subject to and in accordance with the terms and conditions contained herein; and

WHEREAS, the Proxyholder wishes to accept such appointment subject to and in accordance with the terms and conditions contained in this Proxy.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Irrevocable Proxy. The Investor hereby represents and warrants that, as of the date hereof, it is the legal owner of 1,252,244 shares of the Common Stock (such shares of the Common Stock and any common stock or other capital stock of the Company (or any applicable successor entity to the Company by way of merger, consolidation, reorganization or similar transaction) into which such shares of the Common Stock may convert or for which such shares of the Common Stock may be exchanged, the “Shares”) and, with respect to such stock ownership, the Investor hereby irrevocably constitutes and appoints Stammtisch (in such capacity, the “Proxyholder”), with full power of substitution, as its proxy to represent and to vote in the name of the Investor all of the Shares (including, for the avoidance of doubt any Shares acquired after the date hereof during the Lock-Up Period (as defined below)), with respect to the approval of any matters submitted to the holders of capital stock of the Company (or any applicable successor entity to the Company by way of merger, consolidation, reorganization or similar transaction into which the Common Stock may be converted or for which the Common Stock may be exchanged) for the duration of the Lock-Up Period. The proxy granted pursuant to the immediately preceding sentence is given in consideration of the agreements and covenants of Bayshore and the Investor related to the distribution by Bayshore of the Common Stock constituting the Shares pursuant to the Transfer Agreement by Bayshore to the Investor, is coupled with an interest and shall be irrevocable. As used herein, the “Lock-Up Period” shall mean a period commencing on the date of this Proxy and continuing until such time thereafter as the voting power of the shares of the Company’s capital stock beneficially owned by the Proxyholder and its affiliates no longer represents at least a majority of the voting power of all outstanding shares of the Company’s capital stock generally entitled to vote for the election of members of the Company’s board of directors. The foregoing notwithstanding, subject to compliance by the Investor with the provisions of Section 3, the Proxyholder shall cease to hold a proxy hereunder with respect to any of the Shares disposed of by the Investor to a third party in a bone fide arm’s-length transaction and in compliance with Section 4. The Proxyholder hereby accepts appointment as proxy of the Investor pursuant to this Section 1. Other than as specifically set forth in this Proxy, the Proxyholder shall have no other rights with respect to the Shares.

2. Action by Consent. The Investor hereby confirms that the proxy granted pursuant to Section 1 includes the power to take action in the name and on behalf of (and as agent and attorney in fact of) the Investor with respect to the Shares by written consent.

3. Legends. Any certificate representing any of the Shares subject to this Proxy may be marked by the Company with a legend reading substantially as follows:

THE SHARES EVIDENCED HEREBY ARE SUBJECT TO A VOTING PROXY (A COPY OF WHICH MAY BE OBTAINED FROM TERAWULF INC.) AND, BY ACCEPTING ANY INTEREST IN SUCH SHARES, THE PERSON HOLDING SUCH INTEREST SHALL BE DEEMED TO AGREE TO, AND SHALL BECOME BOUND BY, ALL OF THE PROVISIONS OF SUCH VOTING PROXY.

4. Notices. The Investor shall promptly notify the Proxyholder if it acquires beneficial ownership of any additional shares of the Common Stock. The Investor shall promptly (and in any event not later than one (1) business day prior to disposition thereof) notify the Proxyholder if it proposes to dispose of any of the Shares which it beneficially owns.

5. Miscellaneous. This Proxy may be executed (including by DocuSign) in counterparts and shall be governed by Delaware law applicable to agreements made and to be fully performed within the State of Delaware. The Investor hereby (i) irrevocably submits to the personal jurisdiction of the courts of the State of Delaware to resolve any controversy or claim arising out of or relating to this Proxy, (ii) agrees that any action or proceeding arising under this Proxy shall be brought, tried and determined solely by the courts of the State of Delaware, and (iii) irrevocably waives any and all rights to a jury trial in connection with such action or proceeding.

6. Termination. This Proxy shall terminate upon the expiration of the Lock-Up Period.

(Signature Pages Follow)

JOSEPH INVESTMENT TRUST, dated June 8, 2021

By:	/s/ Justin Russell
JUSTIN RUSSELL, as Trustee

DATE: March 15, 2022

(TeraWulf, Inc. - Voting Proxy)

ACKNOWLEDGED AND AGREED TO BY:

STAMMTISCH INVESTMENTS LLC,
as Proxyholder

By:	/s/ Paul B. Prager
Name: Paul B. Prager
Title: President

(TeraWulf Inc. - Voting Proxy)